Exhibit 10.3

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”), dated as of May 18, 2004 is made by and among CHS Management IV LP, a Delaware limited partnership (“CHS”), GEO Holdings Corp., a Delaware corporation (“Parent”), and Gundle/SLT Environmental, Inc., a Delaware corporation (the “Company”).

WHEREAS, Parent and the Company desire to receive financial and management consulting services from CHS, and thereby obtain the benefit of the experience of CHS in business and financial management generally and its knowledge of Parent and the Company and Parent and the Company’s financial affairs in particular.  CHS is willing to provide financial and management consulting services to Parent and the Company.  Accordingly, the compensation arrangements set forth in this Agreement are designed to compensate CHS for such services.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom, CHS, Parent and the Company hereby agree as follows:

TERMS

1.                                       Engagement.  Parent and the Company hereby engage CHS as a financial and management consultant, and CHS hereby agrees to provide financial and management consulting services to Parent and the Company, all on the terms and subject to the conditions set forth below.

2.                                       Services of CHS.  CHS hereby agrees during the term of this engagement to consult with the boards of directors and the management of Parent and the Company in such manner and on such business and financial matters as may be reasonably requested from time to time by the boards of directors and the management of Parent and the Company, including but not limited to: (a) business strategy; (b) budgeting of future business investments; (c) acquisition and divestiture strategies; and (d) debt and equity financings.

3.                                       Compensation.

(a)                                  Monthly Fee.  The Company agrees to pay to CHS as compensation for services to be rendered by CHS hereunder, a monthly fee equal to $166,666.66, payable monthly in arrears on the last day of each month, commencing with the month during which the closing of the Purchase (as defined below) occurs, with the monthly payment for the month in which the Purchase is closed being pro rated for the number of days between the date of such closing and the end of such month.  Such fee shall be expressly subordinated to the principal, interest and premium, if any, owing under the Company’s 11% Senior Notes due 2012 (the “Senior Notes”) and under the Credit Agreement (as such term is defined in the

Indenture (as defined below)) until all obligations under the Senior Notes and the Credit Agreement, including interest through the date of payment (whether or not such interest is allowed in a bankruptcy case), have been paid in full in cash; provided that, notwithstanding such subordination, such fee shall be permitted to be paid at all times other than during such time (a “Restricted Period”) as either (i) a Default or an Event of Default (each such term as defined in the Indenture governing the Senior Notes (as such Indenture may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time, the “Indenture”)) has occurred and is continuing with respect to the Senior Notes (it being understood that any such Default or Event of Default that results exclusively due to a default under the Credit Agreement shall not give rise under this clause (i) to the Restricted Period) or (ii) any Event of Default (as defined in the Credit Agreement) specified in any of Sections 8.01(a), 8.01(b), 8.01(g) or 8.01(h) of the Credit Agreement has occurred and is continuing; provided further that the fee shall continue to accrue during any Restricted Period and all accrued and unpaid fees will be paid upon the termination of the Restricted Period.  In the event that any amount of the fee specified in this paragraph is paid by the Company to CHS during a Restricted Period, CHS agrees to turn over such amount to the Collateral Agent under the Credit Agreement, to be held as additional Collateral for the Obligations under the Credit Agreement (all capitalized terms in this sentence not otherwise defined in this Agreement shall have the meanings provided in the Credit Agreement); provided that, pursuant to pursuant to Section 11.4(b) of that certain Security Agreement, dated as of May 18, 2004, among the Company, the Guarantors party thereto and UBS AG, Stamford Branch, as Collateral Agent, the Company shall (and shall cause its subsidiaries and affiliates to) request the Collateral Agent to (and take other actions reasonably requested by CHS to cause the Collateral Agent to) return to CHS upon the end of the Restricted Period any amount so turned over; provided further that any amount turned over to the Collateral Agent and not returned to CHS upon the end of the applicable Restricted Period pursuant to the preceding proviso shall be deemed to have accrued and not been paid by the Company, and the Company shall pay CHS such unreturned amounts within 2 days after CHS’s written request.  Upon a termination of this Agreement in accordance with Section 5 hereof which does not occur on the last day of a month, a pro rated monthly fee shall be paid based upon the number of days elapsed in the partial month prior to termination.

(b)                                 Purchase.  As compensation for services rendered by CHS to Parent in connection with the identification and negotiation of the Plan and Agreement of Merger, dated as of December 31, 2003, by and among Parent, the Company and GEO Sub Corp. (the “Merger Agreement”), the structuring of the transactions contemplated by the Merger Agreement and the financing of such transactions (the “Purchase”), Holdings agrees to pay $5,000,000.00 to CHS on the date hereof.

(c)                                  Future Purchases.  When and as Code Hennessy & Simmons IV LP or any of its affiliates purchase equity securities of Parent, Parent will pay to CHS a fee equal to 5.0% of the gross purchase price of such securities as compensation for services rendered by CHS to Parent in connection with the consummation of the transaction or other activity giving rise to such purchase.

4.                                       Expense Reimbursement.  Parent and the Company, as applicable, shall promptly reimburse CHS for such reasonable travel expenses and other out-of-pocket fees and expenses as may be incurred by CHS, its partners and employees in connection with the Purchase and future acquisitions, and in connection with the rendering of services hereunder.

5.                                       Term.  This Agreement shall be in effect for an initial term of seven years commencing on the date hereof, and shall be automatically renewed thereafter on a year-to-year basis unless one party gives 30 days’ prior written notice of its desire to terminate this Agreement; provided, however, that this Agreement shall terminate on a Sale of the Company (as defined in the Stockholders Agreement, dated as of the date hereof, by and among Parent, Code Hennessy & Simmons IV LP and Parent’s other stockholders).  No termination of this Agreement, whether pursuant to this paragraph or otherwise, shall affect Parent’s or the Company’s obligations with respect to the fees, costs and expenses incurred by CHS in rendering services hereunder and not reimbursed by Parent or the Company as of the effective date of such termination.

6.                                       Indemnification.  Parent and the Company agree, jointly and severally, to indemnify and hold harmless CHS, its officers and employees against and from any and all loss, liability, suits, claims, costs, damages and expenses (including attorneys’ fees) arising from their performance hereunder, except as a result of their gross negligence or intentional wrongdoing.

7.                                       CHS an Independent Contractor.  CHS, Parent and the Company agree that CHS shall perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel.  Neither CHS nor its partners or employees shall be considered employees or agents of Parent or the Company as a result of this Agreement nor shall any of them have authority to contract in the name of or bind Parent or the Company, except as expressly agreed to in writing by Parent or the Company, respectively.

8.                                       Notices.  Any notice, report or payment required or permitted to be given or made under this Agreement by one party to the other shall be deemed to have been duly given or made if personally delivered or, if mailed, when mailed by registered or certified mail, postage prepaid, to the other party at the following addresses (or at such other address as shall be given in writing by one party to the other):

If to CHS:

CHS Management IV LP

10 South Wacker Drive

Suite 3175

Chicago, IL 60606

Facsimile: (312) 876-3854

Attn:  Daniel J. Hennessy and Marcus J. George

with a copy to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, IL 60601

Facsimile: (312) 861-2200

Attn:  Kevin R. Evanich, P.C.

If to Parent or the Company:

Gundle/SLT Environmental, Inc.

19103 Gundle Road

Houston, Texas 77073

Facsimile: (281) 443-3399

Attn:  Samir T. Badawi

9.                                       Entire Agreement; Modification.  This Agreement (a) contains the complete and entire understanding and agreement of CHS, Parent and the Company with respect to the subject matter hereof; (b) supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, respecting the engagement of CHS in connection with the subject matter hereof; and, (c) subject to Section 13 below, may not be modified except by an instrument in writing executed by CHS, Parent and the Company.

10.                                 Waiver of Breach.  The waiver by a party of a breach of any provision of this Agreement by another party shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof.

11.                                 Assignment.  None of CHS, Parent or the Company may assign its rights or obligations under this Agreement without the express written consent of each other party.

12.                                 Choice of Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

13.                                 Third Party Beneficiaries.  Each of the Collateral Agent and the Administrative Agent (as each such term is defined in the Credit Agreement) and the Trustee (as such term is defined in the Indenture) shall be third party beneficiaries of the second and third sentences in Section 3(a) above.  Any modification of such sentences shall require the consent of such Collateral Agent, such Administrative Agent and such Trustee.

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IN WITNESS WHEREOF, the parties hereto have caused this Management Agreement to be duly executed and delivered on the date and year first above written.

CHS MANAGEMENT IV LP

By:	Code Hennessy & Simmons LLC
Its:	General Partner

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Its:	Partner

GEO HOLDINGS CORP.

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Its:	President

GUNDLE/SLT ENVIRONMENTAL, INC.

By:	/s/ Samir T. Badawi
Name:	Samir T. Badawi
Its:	President and Chief Executive Officer

AMENDMENT NO. 2 TO
THE MANAGEMENT AGREEMENT

THIS AMENDMENT NO. 2 TO THE MANAGEMENT AGREEMENT (this “Amendment Agreement”), dated as of May 27, 2011 (the “Effective Date”), is entered into by and among CHS Management IV LP, a Delaware limited partnership (“CHS”), GEO Holdings Corp., a Delaware corporation (“Parent”), and Gundle/SLT Environmental, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company, Parent and CHS entered into that certain Management Agreement dated as of May 18, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “Management Agreement”);

WHEREAS, the Company, Parent and CHS desire to amend the Management Agreement as stated in this Amendment Agreement effective as of the Effective Date;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Company, Parent and CHS each hereby agree as follows:

Section 1.               Defined Terms.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Management Agreement.

Section 2.               Addition of Section 3(d) to the Management Agreement.  A new Section 3(d) shall be added to the Management Agreement and shall read as follows:

“(d)           Monthly Fee.  The Company agrees that the Monthly Fee payable pursuant to Section 3(a) shall be subordinated to the same extent as set forth in the succeeding sentence and further agrees to pay to CHS as compensation for services to be rendered by CHS hereunder, a monthly fee equal to $166,666.66, payable monthly in arrears on the last day of each month, commencing with the month during which the closing of the Refinancing (as defined below) occurs, with the monthly payment for the month in which the Refinancing is closed being pro rated for the number of days between the date of such closing and the end of such month.  Such fee shall be expressly subordinated to the principal, interest and premium, if any, and all fees, unreimbursed drawings in respect of letters of credit and other amounts owing under each of (i) the First Lien Credit Agreement dated as of the Effective Date (as in effect from time to time, the “First Lien Credit Agreement”), by and among the Company, the other Persons party thereto that are designated as a “Credit Party”, General Electric Capital Corporation, a Delaware corporation, as agent (the “First Lien Agent”) for the several financial institutions from time to time party thereto (collectively, the “First Lien Lenders” and individually each a “First Lien Lender”) and for itself as a First Lien Lender and such First Lien Lenders, and (ii) the Second Lien Credit Agreement dated as of the Effective Date (as in effect from time to time, the “Second Lien Credit Agreement” and together with the First Lien Credit Agreement, the “Credit Agreements”, and the closing of such Credit Agreements hereinafter referred to as the “Refinancing”), by and among the Company, the other Persons party thereto that are designated as a “Credit Party”, Jefferies Finance LLC, as agent (the “Second Lien Agent” and together with the First Lien Agent, the “Agents”) for the several financial institutions from time to time party thereto (collectively, the “Second Lien Lenders” and individually each a “Second Lien Lender”) and for itself as a Second Lien Lender and such Second Lien Lenders, until all obligations under the First

Lien Credit Agreement and the Second Lien Credit Agreement, including interest, fees and expenses through the date of payment (whether or not such interest, fees and expenses are allowed in a bankruptcy case), have been paid in full in cash (other than unasserted contingent indemnification obligations) and may only be paid to the extent permitted by the Credit Agreements; provided that, notwithstanding such subordination, such fee shall be permitted to be paid at all times other than during such time (a “Restricted Period”) as an Event of Default (as defined under either of the Credit Agreements) has occurred and is continuing or would arise as a result of such payment; provided, further, that any fees not paid due to the existence of an Event of Default shall be deferred and may be paid when no Event of Default exists or would arise as a result of such payment (whether upon the waiver or cure thereof in accordance with the terms of the Credit Agreements).  In the event that any amount of the fee specified in this paragraph is paid by the Company to CHS during a Restricted Period, CHS agrees to turn over such amount to the applicable Agent under the Credit Agreements, to be held as additional Collateral for the Obligations under the Credit Agreements (all capitalized terms in this sentence not otherwise defined in this Agreement shall have the meanings provided in the Credit Agreements); provided that, the Company shall (and shall cause its subsidiaries and affiliates to) request the Agents to (and take other actions reasonably requested by CHS to cause the Agents to) return to CHS upon the end of the Restricted Period any amount so turned over to the extent not applied to the Obligations (as defined under either of the Credit Agreements) under the Credit Agreements; provided further that any amount turned over to the Agents and not returned to CHS upon the end of the applicable Restricted Period pursuant to the preceding proviso shall be deemed to have accrued and not been paid by the Company, and the Company shall pay CHS such unreturned amounts within 2 days after CHS’s written request.  Upon a termination of this Agreement in accordance with Section 5 hereof which does not occur on the last day of a month, a pro rated monthly fee shall be paid based upon the number of days elapsed in the partial month prior to termination.  Notwithstanding anything contained herein to the contrary, in no event shall the Company be permitted or required to make a payment under this Section 3(d) in the same month that the Company makes a payment under Section 3(a).”

Section 3.               Addition of Section 3(e) to the Management Agreement.  A new Section 3(e) shall be added to the Management Agreement and shall read as follows:

“(e)           Refinancing Fee.  The Company agrees to pay to CHS as compensation for services rendered by CHS in connection with the Refinancing, a one-time fee equal to $2,000,000, payable upon the closing of the Refinancing.

Section 4.               Amendment to Section 8 to the Management Agreement.  Section 8 of the Management Agreement shall be amended by (i) deleting the reference to “Samir T. Badawi” and replacing such reference with “Chief Executive Officer”; and (ii) deleting the reference to “200 East Randolph Drive Chicago, IL 60601 Facsimile: (312) 861-2200” and replacing such reference with the following language:

“300 North LaSalle Street

Chicago, Illinois 60654

Facsimile:  (312) 862-2200

Attn:  Christopher J. Greeno, P.C.”.

Section 5.               Addition of Section 14 to the Management Agreement.  A new Section 14 shall be added to the Management Agreement and shall read as follows:

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“Third Party Beneficiaries.  Each of the Agents (as each such term is defined in the Credit Agreements set forth in Section 3(d) hereof) shall be third party beneficiaries of the first, second and third sentences in Section 3(d) above and such sentences may be enforced directly by the Agents.  Until the repayment in full in cash (other than asserted contingent indemnification obligations) of the Obligations (as defined in each of the Credit Agreements), any modification of such sentences or this Section 14 shall require the consent of the Agents.”

Section 6.               Miscellaneous.

6.01         Continuance of the Management Agreement.  Except as specifically amended by this Amendment Agreement, the Management Agreement shall remain in full force and effect.

6.02         Counterparts.  This Amendment Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute a single Amendment Agreement.  Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

6.03         Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Amendment Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois of any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to the Management Agreement to be signed as of the date first above written.

CHS MANAGEMENT IV LP

		By:	Code Hennessy & Simmons LLC
		Its:	General Partner

		By:	/s/ Steven R. Brown
		Name:	Steven R. Brown
		Its:	Member

GEO HOLDINGS CORP.

		By:	/s/ Charles Lowrey
		Name:	Charles Lowrey
		Its:	Vice President and Chief Financial Officer

GUNDLE/SLT ENVIRONMENTAL, INC.

		By:	/s/ Charles Lowrey
		Name:	Charles Lowrey
		Its:	Vice President and Chief Financial Officer

CONSENTED TO BY:

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Richard B. Davidson
Name:	Richard B. Davidson
Its:	Duly Authorized Signatory

JEFFERIES FINANCE LLC

By:	/s/ E. Joseph Hess
Name:	E. Joseph Hess
Its:	Managing Director

Signature Page to Amendment No. 2 to Management Agreement